UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 27, 2025
Direct Digital Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41261	87-2306185
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1177 West Loop South, Suite 1310 Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (832) 402-1051
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.001 per share	DRCT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”) (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment and Restatement of Executive Employment Agreements

In connection with a periodic review of executive compensation arrangements by the Compensation Committee of the Board of Directors (the “Committee”), on May 27, 2025 the Company entered into amended and restated employment agreements (“Restated Agreements”) with each of Mark Walker, Keith Smith, and Diana Diaz, the Company’s Chief Executive Officer, President, and Chief Financial Officer, respectively.

Under the Restated Agreements, the annual base salaries of each of Mr. Walker, Mr. Smith and Ms. Diaz will remain unchanged at $500,000, $500,000 and $350,000, respectively. In addition, these executives will continue to be eligible for annual cash bonuses and periodic equity awards, as determined by the Committee. Each of the Restated Agreements also continues to provide for severance benefits upon a cessation of the executive’s employment due to a termination by the Company without cause or a resignation by the executive for good reason. In the case of such a severance event, other than upon or within two years following a change in control, the executive will receive twelve months of base salary continuation. However, if the severance event occurs upon or within two years following a change in control, the executive will instead receive twenty-four months of base salary continuation and a lump sum payment equal to two times his or her target annual bonus opportunity. In each case, the severance benefits are conditioned on the executive’s execution of a general release of claims.

The Restated Agreements contain customary provisions regarding confidentiality and ownership of intellectual property, and include non-competition and non-solicitation covenants that continue for twelve months following termination of employment (or eighteen months, if such termination occurs upon or within two years following a change in control).

The differences between the Restated Agreements and the executives’ prior employment agreements include the following: (i) change in control severance enhancements were limited to severance events occurring upon or within two years following a change in control (rather than any time following a change in control); (ii) in the case of a severance event occurring upon or within two years following a change in control, the lump sum portion of the severance benefit was increased from one to two times the executive’s then current target bonus opportunity; (iii) in the case of a cessation of employment occurring upon or within two years following a change in control, the post-employment duration of the non-competition and non-solicitation covenants was extended from twelve to eighteen months; (iv) the non-competition and non-solicitation covenants were clarified to cover the Company’s affiliates; (v) the definition of “good reason” was revised to include reduction in base salary (other than reductions of 20% or less affecting all executive officers whose employment agreements would permit such a reduction without triggering a good reason basis for resignation), relocation of primary worksite and, for two years following a change in control, reduction in target bonus opportunity; and (vi) our practice of providing executive officers with directors’ and officers’ liability insurance coverage and indemnification in accordance with our by-laws was codified in the Restated Agreements.

The foregoing summary of the Restated Agreements is qualified in its entirety by reference to the form of Restated Agreements applicable to the Company’s executive officers, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Amended and Restated Employment Agreement applicable to Executive Officers
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 30, 2025 (Date)	Direct Digital Holdings, Inc. (Registrant)

/s/ MARK WALKER
Mark Walker Chief Executive Officer